    As filed with the Securities and Exchange Commission on January 11, 1999
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------

                              THE NORTH FACE, INC.
             (Exact name of Registrant as specified in its charter)

                                ---------------

            Delaware                                94-3204082
 (State or other jurisdiction of                 (I.R.S. Employer
 incorporation or organization)               Identification Number)

                              2013 Farallon Drive
                         San Leandro, California 94577
                                 (510) 618-3500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                                 JAMES FIFIELD
                            Chief Executive Officer
                              The North Face, Inc.
                              2013 Farallon Drive
                         San Leandro, California 94577
                                 (510) 618-3500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:
                             Jeffrey D. Saper, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                              Palo Alto, CA 94304

                                ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                                           Proposed
                                           Maximum        Proposed
 Title of Each Class of      Amount     Offering Price    Maximum       Amount of
       Securities            to be       Per Security    Aggregate     Registration
    to be Registered       Registered        (1)       Offering Price      Fee
-----------------------------------------------------------------------------------
Common Stock, $0.0025
 par value.............     206,188        $12.125     $2,500,029.50     $695.01
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) The price of $12.125 per share, which was the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on January 5, 1999, is set forth solely for the purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                 206,188 Shares

                       [LOGO OF NORTH FACE APPEARS HERE]

                                  Common Stock

                               ----------------

   This prospectus relates to the public offering, which is not being underwritten, of up to 206,188 shares of our Common Stock which is held by some of our current stockholders.

   The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

   Our Common Stock is listed on the Nasdaq National Market under the symbol "TNFI." On January 5, 1999, the average of the high and low price for the Common Stock was $12.125 per share.

                               ----------------

   Investing in The North Face common stock involves certain risks. See "Risk Factors" beginning on page 5.

                               ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               ----------------

                The date of this Prospectus is January   , 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   3
The North Face.............................................................   4
Forward-Looking statements.................................................   4
Risk Factors...............................................................   5
Use of Proceeds............................................................   9
Selling Stockholders.......................................................   9
Plan of Distribution.......................................................  10
Legal Matters..............................................................  11
Experts....................................................................  11

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy shares of The North Face Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of The North Face Common Stock. In this prospectus, the "Company," "The North Face," "we ," and "our" refer to The North Face, Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

   (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission on March 6, 1998;

   (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 15, 1998;

   (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Commission on August 14, 1998;

   (4) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the Commission on November 13, 1998;

   (5) The Company's Current Report on Form 8-K filed with the Commission on July 7, 1998 and the Company's Current Report on Form 8-K/A filed with the Commission on July 21, 1998;

   (6) The description of the Company's Common Stock contained in its Registration Statements on Form 8-A filed with the Commission on June 24, 1996 and July 7, 1998, including any amendments or reports filed for the purpose of updating such descriptions.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Christopher F. Crawford
    Chief Financial Officer
    The North Face, Inc.
    2013 Farallon Drive
    San Leandro, California 94572
    (510) 618-3500

   You should rely only on the information incorporated by reference or provided in this Prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                 THE NORTH FACE

   The North Face, together with its consolidated subsidiaries, designs and distributes technically sophisticated outerwear, skiwear, functional sportswear, tents, sleeping bags, backpacks and daypacks under The North Face(TM) name. We believe that The North Face(TM) is the world's premier brand of high-performance outdoor apparel and equipment.

   The North Face offers a broad range of high-performance technically-oriented outerwear, skiwear, outdoor equipment and functional sportswear, which we call "Tekware," designed for extreme uses, such as high altitude mountaineering, ice climbing, rock climbing, backpacking, skiing, snowboarding, hiking, training and adventure travel. We characterize our apparel-related products as "equipment for the body." As a result of the experience our company has gained over thirty years as the brand of choice for many of the world's most challenging high altitude and polar expeditions, we believe that The North Face(TM) has achieved a unique level of authenticity. We believe that our broad product line and our manifesto ("For over thirty years, individuals whose lives depend on the performance of their gear consistently chose The North Face.") truly differentiate The North Face from other companies. The North Face(TM) products are original designs. We provide the original owner with a lifetime warranty against defects in materials and workmanship.

   The North Face is a Delaware corporation originally incorporated on May 16, 1994.

                           FORWARD-LOOKING STATEMENTS

   This Prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements which appear in these disclosures, investors should carefully review the factors set forth in this Prospectus under "Risk Factors."

                                  RISK FACTORS

   The shares offered hereby are speculative in nature and involve a high degree of risk. The following risk factors should be considered carefully. The risks described below are not the only ones facing The North Face. Many factors could cause our results to be different, including the following risk factors and other risks described in this document or in the documents incorporated by reference in this document. If any of the following risks occur, our business would likely be adversely affected and the trading price of our common stock could decline. This could result in a loss of all or part of your investment.

Consumer Preferences

   Our future success depends on consumer demand for our products. If consumer interest in outdoor activities declines or does not grow, demand for our products could be adversely affected. If we are not able to respond successfully to changes in consumer preferences, or if consumer preferences shift toward competing products or completely away from the types of products that we sell, our business would be adversely affected. We cannot assure you that consumer demand for our products will grow.

Management of Growth; Relocation

   Our future profitability will depend in significant part on our ability to grow our business and manage our growth effectively. If our business grows, we may face increased difficulties in managing our product design process, hiring and retaining additional personnel and marketing and distributing our products. We may also face difficulties in obtaining supplies of our products and managing our supply levels, manufacturing services and working capital requirements.

   In August 1998, we relocated a portion of our company headquarters to Carbondale, Colorado. In connection with this relocation and related activities, we have recorded relocation and realignment expenses of approximately $3.8 million through December 31, 1998. We may incur additional expenses in connection with the relocation process. We cannot assure you that we will successfully complete the relocation process and related activities.

Stock Market Risks

   The trading price of our common stock has fluctuated significantly since our initial public offering in July 1996. For example, in the third quarter of 1998, the trading price of our common stock declined significantly. The price at which our common stock will trade in the future will depend on a number of factors including:

  . Our operating results;

  . New products introduced by our company or our competitors;

  . Market conditions, such as consumer demand, for our products;

  . Changes in earnings estimates by analysts;

  . Operating results that are more or less than estimates by analysts; and

  . Speculation in the trade or business press regarding our company and our products.

   Factors unrelated to our performance, such as general conditions in the retail industry, overall stock market price and volume fluctuations and other economic conditions, may also affect the trading price of our common stock in the future. In addition, future sales of substantial amounts of common stock by our existing stockholders could adversely affect trading prices. Declining trading prices could impair our ability to raise additional equity capital in the future, which could materially adversely affect our business.

Wholesale Strategy

   Most of our wholesale customers are specialty outdoor product retailers. We cannot assure you that our existing customers will continue or increase their purchases of our products. Our preseason orders may not increase, and we may not be able to fill reorders from our wholesale customers during each season. We expect that sales of our products to wholesale customers will constitute an increasing percentage of our total sales in the future. Because our gross margins are lower on product sales to wholesale customers as compared to sales by our retail stores, our overall gross margins may decline in the future.

   Our wholesale strategy also depends in part on our ability to achieve increased sales through our Summit Shop program. We face certain risks associated with the Summit Shop program, including sourcing and managing higher inventory levels, funding costs of fixtures without assurance of additional sales or profits and supplying products that maintain consumer demand on a year round basis. Additional Summit Shops may not open on a timely basis and their financial performance may not meet our expectations. If the Summit Shop program is not successful and we have to write off the costs of inventory and fixtures, our business could be adversely affected.

International Operations

   We sell our products internationally. Our business is subject to the risks generally associated with doing business abroad, such as:

  . Fluctuations in currency exchange rates;

  . Tariffs and other trade barriers;

  . Political and economic instability; and

  . Potentially adverse tax consequences.

   In particular, recent decreases in sales of our products in Asia have affected our gross margins. We cannot assure you that sales of our products in Asia will not continue to decline and thus further erode our gross margins.

   We currently import more than 60% of our merchandise from contract manufacturers located outside of the United States and primarily in the Far East. A significant portion of our products are produced in China. From time to time, the U.S. government has considered imposing punitive tariffs on apparel and other exports from China. If the U.S. government imposes any such tariff, the supply of products could be disrupted and their cost could substantially increase, either of which could materially adversely affect our operating results.

   In addition, during the fourth quarter of 1998, we finalized a licensing and royalty agreement for the sale of our products in China and Nepal. Uncertain economic conditions in China, Nepal and elsewhere in Asia could result in reduced, delayed or terminated orders for our products.

Dependence on New Products

   In order to continue to grow our business, we must successfully introduce new products and improve our existing products on an ongoing basis. We face certain risks associated with the introduction of new products, such as:

  . Targeting new markets, such as those for more casual outdoor uses;

  . Offering products in wider price ranges;

  . Product obsolescence;

  . Increased product costs;

  . Increased pressure from competitors;

  . Potential consumer rejection of new products or styles; and

  . Potential dilution of our product image.

   In May 1998, we announced our intention to design and contract for the manufacturing of a line of outdoor performance footwear. We have scheduled the launch of these new products in spring 1999. We cannot assure the timely introduction of these products or the success of our effort in this market.

Reliance on Unaffiliated Manufacturers

   We currently rely on approximately 50 unaffiliated manufacturers to produce nearly all of our products. Ten of these manufacturers produced approximately 75% of our products in 1997 and 1998. We do not have long-term contracts with our manufacturers, and we face competition from other companies for production facilities and import quota capacity. None of the manufacturers we use produces our products exclusively. We occasionally have received, and we may in the future receive, shipments of products that do not conform to our quality control standards. Any disruption in our ability to obtain quality manufacturing services for our products could materially adversely affect our business.

   We seek to require that our independent manufacturers operate their businesses in compliance with the laws and regulations that apply to them. Our sourcing personnel periodically visit and monitor the operations of our independent manufacturers, but we cannot control their business and labor practices. If an independent manufacturer violates labor laws or other applicable regulations, or if such a manufacturer engages in labor practices that diverge from those typically acceptable in the United States, our company could in turn experience negative publicity. Negative publicity regarding the production of our products could materially adversely affect sales of our products and our business.

Key Suppliers

   Certain important materials used in our products are only available from one or a limited number of independent suppliers. Our future success may depend in part on our continued ability to purchase supplies of certain technically advanced textile products developed by third parties. We may not be able to obtain adequate supplies of such materials on acceptable terms, if at all, in the future. In addition, we have benefitted from development support and joint advertising arrangements with certain suppliers. We cannot ensure that these arrangements will continue.

Fluctuation in Sales

   Sales of our products historically have fluctuated for reasons unrelated to our business, such as weather conditions or recessions or other economic conditions which result in reduced consumer spending. We cannot control these external factors that may adversely affect our business.

Competition and Trademarks

   We face intense competition from major brand name apparel companies, other large companies and smaller companies specializing in outdoor products. We own and use a number of trademarks, some of which may be important in our efforts to develop and maintain our competitive advantage and consumer demand for our products. Certain of our competitors, both in the United States and abroad, have copied and may in the future copy our trademarks and designs. We also are aware of counterfeiting of our products. We may not be able to stop or eliminate the copying of our trademarks or the counterfeiting of our products, and we may unknowingly infringe on the proprietary rights of others. If we do not avoid or successfully defend challenges to our trademarks or other intellectual property rights in the U.S. and abroad, our business could be materially adversely affected.

Key Personnel

   Our future success depends in part on the continued efforts of our key executive officers and other key personnel, as well as our ability to retain other current personnel and to recruit and retain new personnel. We cannot assure you that our key executive officers or other key personnel will continue with the company in the future. If we unexpectedly lost one or more of our current senior executives or key employees, or if we were unable to replace adequately any departed executive or key employee on a timely basis, our business could be materially adversely affected. In addition, we cannot assure you that any newly-hired executive or key employee will successfully manage our operations.

Product and Warranty Liability

   Consumers often use our products in severe weather conditions. Our insurance may not adequately cover possible future losses from product liability claims. We maintain a warranty reserve for the lifetime warranty offered on our products, but future claims may exceed this reserve. In addition, if we experience problems related to the quality or reliability of our products, our reputation as a provider of high-quality products could suffer and our business could be materially adversely affected.

Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept only [six] digit entries in the date code field. These date code fields will need to accept [eight] digit entries to distinguish 21st century dates from 20th century dates. As a result, during the next year, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements.

   We have conducted an internal review of our information systems and we are involved in an enterprise-wide project to upgrade or modify portions of our software so that our computer systems will meet Year 2000 requirements. We have been using both external and internal resources to reprogram or upgrade our software. We plan to complete the modifications and upgrades, including testing, of all systems by July 1999. We plan to complete the modifications and upgrades, including testing, of our European systems by April 1999.

   Through September 30, 1998, we had spent $62,000 to address Year 2000 compliance issues. The total cost of addressing Year 2000 compliance, currently estimated at $400,000 by our management, is not expected to be material to our operations. We believe that the modifications and upgrades to our software will mitigate any problems associated with Year 2000 issues. However, if we do not complete the process of modifying and upgrading our software in a timely manner, or at all, the Year 2000 issue could have a material impact on our operations.

   We have surveyed our significant vendors and other third parties on whom we rely to ensure that they will convert their systems in a timely manner. We currently are in the process of analyzing third party responses to our survey. We cannot be sure that other companies will convert their systems effectively or in a timely manner. If third parties, such as suppliers, manufacturers and other vendors, fail to meet Year 2000 requirements, our business could be materially adversely affected.

                                USE OF PROCEEDS

   The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution." Notwithstanding the foregoing, in the event the aggregate net proceeds (including broker's commissions) from the sale of all the Common Stock offered hereby exceeds $2,500,029.50, the Selling Stockholders have agreed to remit such excess to the Company. In the event the Company receives any of such proceeds, the Company intends to use such proceeds for general corporate purposes.

                              SELLING STOCKHOLDERS

   The following table sets forth as of the date of this Prospectus, the name of each of the Selling Stockholders, the number of shares of Common Stock that each such Selling Stockholder owns as of such date, the number of shares of Common Stock owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus, and the number of shares of Common Stock to be held by each such Selling Stockholder assuming the sale of all the Common Stock offered hereby.

   The Shares being offered by the Selling Stockholders were acquired from The North Face in connection with our acquisition of a certain parcel of land in Carbondale, Colorado. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                        Shares                       Shares
                                     Beneficially                 Beneficially
                                         Owned                       Owned
                                       Prior to                      After
                                      Offering(1)    Number of    Offering(1)
                                    --------------- Shares Being --------------
   Name of Selling Stockholder      Number  Percent   Offered    Number Percent
   ---------------------------      ------- ------- ------------ ------ -------
Pitkin Exchange, Inc. in Trust for
 Gianinetti Investment
 Corporation......................   68,729     *      68,729       *       *
Pitkin Exchange, Inc. in Trust for
 R.P. Sewell & Company............   68,729     *      68,729       *       *
Pitkin Exchange, Inc. in Trust for
 Richard L. Bradley...............   41,238     *      41,238       *       *
Pitkin Exchange, Inc. in Trust for
 David F. Baggerman...............   27,492     *      27,492       *       *
  Total...........................  206,188   1.6%    206,188       *       *

--------
  * Less than 1%
(1) Based upon 12,699,311 shares of Company Common Stock outstanding as of the close of business on January 5, 1999 and including the shares to be sold hereunder.

                              PLAN OF DISTRIBUTION

   The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The Shares may be sold, without limitation, by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;
(c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

   In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the Company's Common Stock short and deliver the Shares offered hereby to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this Prospectus.

   Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholder. Broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above.

   To comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   The Company has advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer than participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

   At the time a particular offer of Shares is made, if required, a Prospectus supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                                 LEGAL MATTERS

   Certain legal matters relating to the validity of the securities offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

   The consolidated financial statements incorporated in the Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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--------------------------------------------------------------------------------

                                 206,188 Shares

                       [LOGO OF NORTH FACE APPEARS HERE]

                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                                January   , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The fees and expenses incurred by the Company in connection with the offering are payable by the Company and, other than filing fees, are estimated as follows:

   Securities and Exchange Commission Registration Fee.............. $   695.01
   NASDAQ Filing Fee................................................ $ 4,123.76
   Legal Fees and Expenses.......................................... $10,000.00
   Accounting Fees.................................................. $ 2,000.00
   Miscellaneous.................................................... $ 2,500.00
                                                                     ----------
     Total.......................................................... $19,318.77
                                                                     ==========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

   The Delaware General Corporation Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. In accordance with Delaware law, the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") contains a provision to limit the personal liability of directors for violations of their fiduciary duty. This provision eliminates the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

   The Restated Certificate and the Company's Amended and Restated Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by law. The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements provide indemnification under certain circumstances for acts or omissions that may not be covered by directors' and officers' liability insurance

ITEM 16. EXHIBITS.

   The following exhibits are filed with this Registration Statement:

   Exhibit
   Number                              Description
   -------                             -----------
     4.1   First Amendment to Purchase Agreement dated June 15, 1998 by and among The North Face, Inc., Gianinetti Investment Corporation, R.P.
           Sewell & Company, Richard L. Bradley and David F. Baggerman.


     4.2 Agreement to Amend/Extend Contract dated December 24, 1998 by and among The North Face, Inc., Gianinetti Investment Corporation, R.P.
           Sewell & Company, Richard L. Bradley and David F. Baggerman.


     5.1   Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
           Corporation


    23.1   Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1).


    23.2   Consent of Deloitte & Touche LLP


    24.1   Power of Attorney (included on pg. II-4 of this Registration
           Statement under the caption "Signatures").

ITEM 17. UNDERTAKINGS.

   A. The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230, 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. Undertaking Regarding Indemnification.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   D. Undertaking Regarding Registration Statement Permitted by Rule 430A.

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Leandro, State of California on January 11, 1999.

                                          The North Face, Inc.

                                                /s/ Christopher F. Crawford
                                          By: _________________________________
                                                  Christopher F. Crawford
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints Marsden
S. Cason and Christopher F. Crawford and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on January 11, 1999.

             Signature                                    Title
             ---------                                    -----

  /s/ Marsden S. Cason                                  Chairman
____________________________________
   Marsden S. Cason

  /s/ Christopher F. Crawford             Chief Financial Officer and Secretary
____________________________________
   Christopher F. Crawford

  /s/ James Fifield                  President, Chief Executive Officer and Director
____________________________________
   James Fifield

  /s/ Michael F. Doyle                                  Director
____________________________________
   Michael F. Doyle

  /s/ Robert P. Bunje                                   Director
____________________________________
   Robert P. Bunje

  /s/ William N. Simon                                Vice Chairman
____________________________________
   William N. Simon

  /s/ Michael J. Solomon                                Director
____________________________________
   Michael J. Solomon

                                 EXHIBIT INDEX

   Exhibit
   Number                              Description
   -------                             -----------
     4.1   First Amendment to Purchase Agreement dated June 15, 1998 by and among The North Face, Inc., Gianinetti Investment Corporation, R.P.
           Sewell & Company, Richard L. Bradley and David F. Baggerman.


     4.2 Agreement to Amend/Extend Contract dated December 24, 1998 by and among The North Face, Inc., Gianinetti Investment Corporation, R.P.
           Sewell & Company, Richard L. Bradley and David F. Baggerman.


     5.1   Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
           Corporation


    23.1   Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1).


    23.2   Consent of Deloitte & Touche LLP


    24.1   Power of Attorney (included on pg. II-4 of this Registration
           Statement under the caption "Signatures").